Exhibit 99.1

May 25, 2007

Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Robbin Moore-Randolph	Chris Ahearn
	704-758-3579	704-758-2304

Lowe’s Announces Additional $3 Billion Authorization Under Its Share
Repurchase Program and Declares Cash Dividend

CHARLOTTE, N.C. - The board of directors of Lowe’s Companies, Inc. (NYSE: LOW) has approved an increase in its current share repurchase program of $3 billion through fiscal 2009, effective immediately. Since 2004, the company has repurchased $4.2 billion of its shares. Combined with today’s increase, the company has approximately $3.8 billion remaining under its repurchase authorization. This program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. As of May 4, 2007 the company had 1.5 billion shares outstanding.

Additionally, the Board declared a quarterly cash dividend of eight cents ($0.08) per share, which represents a 60% increase, payable August 3, 2007, to shareholders of record as of July 20, 2007. Lowe’s has paid a cash dividend each quarter since going public in 1961.

“The additional share repurchase authorization and dividend increase are an indication of Lowe’s financial strength, and reflect our commitment to return capital to shareholders,” said Robert A. Niblock, Lowe’s chairman and CEO.

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of any material changes in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

With fiscal year 2006 sales of $46.9 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 13 million customers a week at more than 1,400 home improvement stores in 49 states. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.
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